Exhibit 21.1

SUBSIDIARIES OF
PARAGON COMMERCIAL CORPORATION

Paragon Commercial Bank
(North Carolina Chartered Banking Corporation)

Paragon Commercial Capital Trust I
(Delaware Statutory Trust)

Paragon Commercial Capital Trust II
(Delaware Statutory Trust)

SUBSIDIARIES OF
PARAGON COMMERCIAL BANK

Mayberry Real Estate Holdings, LLC
(North Carolina Limited Liability Company)

PCB Trustee, Inc.
(Virginia Corporation)